UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: April 1, 2021
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Oregon	001-34624	93-1261319
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One SW Columbia, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices)(Zip Code)

(503) 727-4100
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ☐ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ☐ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ☐ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ☐ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS	TRADING SYMBOL	NAME OF EXCHANGE
Common Stock	UMPQ	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ☐]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Effective April 1, 2021, Umpqua Holdings Corporation extended the expiration date of the employment agreements with named executive officers Cort O’Haver (CEO/President), Tory Nixon (Umpqua Bank President), Ron Farnsworth (EVP/CFO), Andrew Ognall (EVP/General Counsel) and David Shotwell (EVP/Chief Risk Officer) to December 31, 2024. The forms of the amended and restated employment agreements are attached as exhibits to this filing. The description of the amendments is qualified by reference to the exhibits. The amended agreements provide a change in control termination benefit if the executive’s employment is terminated by the executive for good reason or by the Company without cause, in each case after announcement of a proposed change in control or within eighteen months (previously twelve months) following the change in control. The amended definition of “good reason” includes one or more of the following conditions as a triggering events: (i) a material reduction of the total of (A) the executive’s base salary and (B) target annual cash incentive compensation opportunity, unless the reduction is in connection with, and commensurate with, reductions in the salaries and target incentive opportunities of all or substantially all similarly situated executives of the company; (ii) a requirement for the executive to relocate to a facility or location more than fifty miles from the executive’s designated work location; (iii) a material, adverse change in the executive’s title, authority, duties or responsibility; (iv) any material breach by the company of any material provision of the employment agreement; or (v) in connection with a change in control, the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the employment agreement in the same manner and to the same extent that the Company would be required to perform if no change had taken place, except where such assumption occurs by operation of law. The change in control termination benefits have been amended to (i) include reimbursement of the monthly COBRA premium paid by the executive for up to thirty (CEO) or twenty-four (other named executive officers) months following qualifying termination; and (ii) to provide that if the payments made in connection with a change in control termination event would constitute a “parachute payment” within the meaning of Internal Revenue Code Section 280G and be subject to the excise tax imposed by Internal Revenue Code Section 4999 (the “Excise Tax”), then any such payment would be equal to (x) the largest portion of the payment that would result in no portion of the payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the payment, whichever amount (i.e., the amount determined by clause (x) or clause (y)), after taking into account applicable federal, state, local, and foreign income and employment taxes, and the Excise Tax and any other applicable taxes (all computed at the highest applicable marginal rate), results in the executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the Excise Tax.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:
10.1 Amended and Restated Employment Agreement between Umpqua Holdings Corporation, Umpqua Bank, and Cort O’Haver, dated effective April 1, 2021

10.2 Form of Amended and Restated Employment Agreement between Umpqua Holdings Corporation, Umpqua Bank, and certain named executive officers (Ron Farnsworth, Tory Nixon, Andrew Ognall and David Shotwell) dated April 1, 2021

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)
Dated: April 6, 2021	By:/s/ Andrew H. Ognall Andrew H. Ognall Executive Vice President, General Counsel and Secretary